EXHIBIT 21(A)

               SUBSIDIARIES OF STARTEC GLOBAL HOLDING CORPORATION

Startec Global Operating Company (Delaware corporation and direct wholly owned subsidiary)

Startec Global Finance Company (Delaware corporation and direct wholly owned subsidiary)

Startec Global License Company (Delaware corporation and direct wholly owned subsidiary)